Exhibit 99.1

Myers Industries Appoints Helmuth Ludwig to its Board of Directors

AKRON, Ohio (Sept. 22, 2025)—Myers Industries Inc. (NYSE: MYE), a leading manufacturer of products that protect the world from the ground up, today announced that Helmuth Ludwig has been appointed to the Myers Industries Board of Directors, effective Oct. 1, 2025. Following the appointment of Dr. Ludwig, the board will comprise nine directors, eight of whom are independent.

“We are pleased and fortunate to welcome Helmuth Ludwig to our board,” said F. Jack Liebau Jr., Chairman of the Myers Board of Directors. “Helmuth’s strategic acumen and deep expertise in organizations within the global industrial manufacturing and technology sectors will bring a critical perspective as we navigate Myers’ next phase of transformation and growth.”

Dr. Ludwig brings 35 years of experience in international business leadership and 14 years of board service. He currently is Professor of Practice for Strategy and Entrepreneurship at the Cox School of Business at Southern Methodist University in Dallas, a position he has held since January 2020. Previously, he spent 30 years with Siemens in executive positions across Europe, Asia, and the Americas including President of Siemens PLM Software, CEO of the Siemens Industry Sector in North America, and Global Chief Information Officer.

Dr. Ludwig currently serves on the Board of Directors of Hitachi Ltd and Humanetics Group which he has chaired since September 2022. He is also an executive advisor to Bridgepoint LLC and Zscaler, Inc. His previous service as a director includes Circor International Inc. (formerly NYSE: CIR), Commonwealth Center for Advanced Manufacturing, and Siemens Electrical LLC. —all of which he chaired during his tenure. In addition, he is a past trustee of the Manufacturers Alliance for Productivity and Innovation.

About Myers Industries

Myers Industries Inc., based in Akron, Ohio, is a leading manufacturer of sustainable plastic and metal products that protect the world from the ground up for Consumer, Vehicle, Food & Beverage, Industrial, Infrastructure, and Automotive Aftermarket end markets. Myers Industries has a rich history that is built on strong brands and innovative products. Through years of continuous product development and strategic acquisitions, we have established ourselves as a leading diversified industrial company. We provide critical solutions to our customers, delivering exceptional value. Visit www.myersindustries.com to learn more.

Contact: Meghan Beringer, Senior Director Investor Relations, 252-536-5651

M-INV

Source: Myers Industries, Inc.